Exhibit 4(a)-2


                                 CERTIFICATE OF TRUST

                                          OF

                          WASHINGTON WATER POWER CAPITAL II


                    THIS CERTIFICATE OF TRUST of Washington Water Power Capital II (the "Trust"), dated as of November 4, 1996, is being duly executed and filed by the undersigned, as trustees, to create a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).
          ------                -- ----

                    1. Name. The name of the business trust being created hereby is Washington Water Power Capital II.

                    2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are as follows:

                                   Wilmington Trust Company
                                   Rodney Square North
                                   1100 North Market Street
                                   Wilmington, Delaware 19890

                    3. Effective Date. This Certificate of Trust shall be effective as of its filing.

                    IN WITNESS WHEREOF, the undersigned, being the only trustees of the Trust, have executed this Certificate of Trust as of the date first above written.

          WILMINGTON TRUST COMPANY,          LAWRENCE J. PIERCE,
          not in its individual capacity               not in his
          individual capacity
          but solely as Trustee                        but solely as
          Regular Trustee




          By: /s/ Donald G. MacKelcan        By: /s/ Lawrence J. Pierce
             -----------------------             -----------------------
              Name: Donald G. MacKelcan
              Title: Assistant Vice President